Exhibit (13)(f)(vii)

AMENDMENT NO. 5

PARTICIPATION AGREEMENT

Amendment No. 5, which is dated July 16, 2020 (“Amendment No. 5”), to the Participation Agreement, dated as of October 1, 2013, as amended (“Agreement”), by and among Equitable Premier VIP Trust (formerly, AXA Premier VIP Trust) (“Trust”), MONY Life Insurance Company and Equitable Distributors (formerly, AXA Distributors, LLC) (collectively, the “Parties”).

WHEREAS, the Parties wish to amend the Agreement to reflect the name change of AXA Premier VIP Trust, AXA Distributors, LLC, AXA Equitable Financial Services, LLC, AXA Financial, Inc. and certain Portfolio names listed in Schedule B (as reflected in Section 3 below).

The Parties hereby agree to amend the Agreement as follows:

1.

All references in the Agreement to AXA Premier VIP Trust, AXA Distributors, LLC, AXA Equitable Financial Services, LLC and AXA Financial, Inc. are hereby deleted and replaced with EQ Premier VIP Trust, Equitable Distributors, LLC, Equitable Financial Services, LLC and Equitable Holdings, Inc., respectively.

2.

Removed Portfolios. The following Portfolios of the Trust are hereby deleted in their entirety from the Agreement: CharterSM Conservative Portfolio, CharterSM Moderate Portfolio, CharterSM Moderate Growth Portfolio, CharterSM Growth Portfolio, CharterSM Aggressive Growth Portfolio, CharterSM Small Cap Growth Portfolio and CharterSM Small Cap Value Portfolio.

3.	Name Changes. The following Portfolio names have changed:

Current Portfolio Name	New Portfolio Name
AXA Aggressive Allocation Portfolio	EQ/Aggressive Allocation Portfolio

AXA Conservative Allocation Portfolio	EQ/Conservative Allocation Portfolio

AXA Conservative–Plus Allocation Portfolio	EQ/Conservative–Plus Allocation Portfolio

AXA Moderate Allocation Portfolio	EQ/Moderate Allocation Portfolio

AXA Moderate–Plus Allocation Portfolio	EQ/Moderate–Plus Allocation Portfolio

CharterSM Multi-Sector Bond Portfolio	EQ/Core Plus Bond Portfolio

4.

Schedule B. Schedule B to the Agreement, setting forth the Portfolios of the Trust on behalf of which the Trust is entering into the Agreement is hereby replaced in its entirety by Schedule B attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 5 as of the date first above set forth.

EQ PREMIER VIP TRUST		MONY LIFE INSURANCE COMPANY, ON BEHALF OF ITS SEPARATE ACCOUNTS

By:	/s/ Kenneth Kozlowski	By:	/s/ Barry K. Brown
Name:	Kenneth Kozlowski	Name:	Barry K. Brown
Title:	Senior Vice President	Title:	VP, Operations

EQUITABLE DISTRIBUTORS, LLC

By:	/s/ Nicholas Lane
Name:	Nicholas Lane
Title:	Chairman, Chief Executive Officer and President

SCHEDULE B

AMENDMENT NO. 5

PARTICIPATION AGREEMENT

EQ/Aggressive Allocation Portfolio

EQ/Conservative Allocation Portfolio

EQ/Conservative–Plus Allocation Portfolio

EQ/Moderate Allocation Portfolio

EQ/Moderate–Plus Allocation Portfolio

EQ/Core Plus Bond Portfolio

Target 2015 Allocation Portfolio

Target 2025 Allocation Portfolio

Target 2035 Allocation Portfolio

Target 2045 Allocation Portfolio